Exhibit 99.1

February 28, 2012

Dear Shareholder:

We are pleased to report that we made significant progress on a number of our goals during 2011. We continued our strong leasing momentum, strengthened our balance sheet and increased distributions. We also strengthened our overall portfolio by disposing of several non-strategic assets and continuing to grow our joint venture with RioCan. 2011 achievements are highlighted below:

•                  Continued strong leasing performance with the execution of 522 new and renewal leases for approximately 4.1 million square feet in the retail operating portfolio.

•                  Renewed 86.6 percent of the leases expiring in 2011 within the retail operating portfolio.

•                  Refinanced, repaid and extinguished $693.9 million in debt.

•                  Sold 11 operating properties aggregating approximately 2.8 million square feet for a combined sale price of $144.3 million resulting in net proceeds of $98.1 million.

•                  Partially sold a 654,200 square foot multi-tenant retail property in Austin, Texas to our RioCan joint venture for a sales price of $110.8 million resulting in net proceeds of $39.9 million.

•                  Contributed $32.2 million to our RioCan joint venture, representing our share of the purchase price net of closing costs, for the acquisition of four properties aggregating 1.8 million square feet.

•                  Increased the quarterly distribution to shareholders for the ninth consecutive quarter, with declared distributions for the year totaling over $116 million.

•                  Generated $174.6 million in cash flow from operations for the year ended December 31, 2011.

•                  Made progress towards the listing of our common stock on a national securities exchange, including obtaining shareholder approval for the amendment and restatement of our charter designed to facilitate such a listing.

Aside from our own successes, the improvement in overall economic conditions is also encouraging. Confidence about our country’s economic recovery is increasing and job growth is improving. While there continues to be the possibility of macroeconomic distress due to questions about the European economy and the European sovereign debt crisis, progress towards a resolution of its financial situation has helped temper fears of a European recession.

Listing of our Common Stock on a National Securities Exchange

We continue to believe that the listing of our shares of common stock on a national securities exchange will benefit our shareholders by providing greater liquidity for our shareholders and will also provide us with additional growth opportunities as the economy experiences a sustainable recovery.

As previously communicated, we continue to pursue the initial listing of our existing common stock on a national securities exchange. We currently intend to complete the listing in 2012, and we are in the process of finalizing the terms of the phased-in liquidity program that we intend to implement in connection with the listing. As was described in our proxy statement for our special meeting in February 2011, we currently anticipate that we will implement a phased-in liquidity program that will provide for the listing of 25% of your existing shares of common stock concurrent with the initial listing and the listing of an additional 25% of your existing shares of common stock on each of the six-month, 12-month and 18-month anniversaries of our initial listing. We will provide you with further information regarding the expected timing of the listing and impact of the listing of our common stock on your existing holdings as the process progresses. Although we

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com do currently intend to pursue an initial listing within the foregoing timeframe, we cannot guarantee that such a listing will occur and timing could be impacted by overall economic and other conditions and factors.

New Share Price for Distribution Reinvestment Program

On February 21, 2012, the board of directors amended the Distribution Reinvestment Program (“DRP”) solely to modify the purchase price. This letter is your notification of such amendment. On or after March 31, 2012, additional shares of stock may be purchased under the DRP at a price of $5.75 per share. This change in purchase price will apply to shares of stock purchased under the DRP with respect to distributions for the first quarter of 2012, which are expected to have a record date of March 31, 2012, as well as future distributions. Please note, however, that if we are scheduled to complete the listing of our shares on a national securities exchange on or about the dividend payment date, then participants in the DRP will receive a cash dividend in lieu of additional shares of stock. Your participation in the DRP will not be affected by this change.

A shareholder may begin or terminate participation in the DRP, at any time, by completing our Change of Distribution Election Form which is available on our website at www.inlandwestern.com under the Investor Relations section. Please note that requests for custodial accounts, such as an IRA or a SEP account, require the authorization of the custodian in order to effectuate such change.

We appreciate your continued support of Inland Western and would like to remind you to visit www.inlandwestern.com for updated company information.  If you have any questions, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.